Exhibit 99.1

PDI Reduces 2005 EPS Estimates to Between $0.40 and $0.50 from $1.35 to $1.45

PDI Board Approves Common Stock Repurchase Program

SADDLE RIVER, N.J., May 2 /PRNewswire-FirstCall/ -- PDI, Inc. (Nasdaq: PDII) today announced that it expects its financial results for 2005 to be lower than previous Company estimates. The company expects to earn between $0.40 and $0.50 per diluted share in 2005, versus previous estimates of $1.35 and $1.45. The Company expects revenues in 2005 to be between $310 million and $320 million versus the previous estimate of $380 million and $390 million.

The Company cited the following primary reasons for the change:
*	anticipated new business wins have not materialized,
*	the unexpected cancellation of an existing Novartis contract,
*	concerns regarding continuation of one contract for 100 representatives,
*	projections for lower overall revenue and slightly lower gross margins in both segments, and
*	higher than previously anticipated SG&A resulting from our decision to add key resources to our business, and certain one-time expenses.

Recently, the Company has received notification from Novartis Pharmaceuticals Corporation, the U.S. pharmaceuticals affiliate of Novartis AG, that its specialty contract sales agreement is being terminated for reasons other than for performance. The initial contract was announced on May 3, 2004 and, through extension, was scheduled to run through 2006.

Common Stock Repurchase Program

The Board of Directors has authorized the company to repurchase up to 1 million shares of its common stock. The Company intends to repurchase shares on the open market or in privately negotiated transactions or both. Some or all of the repurchases will be made pursuant to a Company 10(b)5-1 Plan. All purchases will be made from the Company’s available cash. As of March 31, 2005, the Company has no debt and approximately $95 - $100 million of working capital.

Charles T. Saldarini, Vice Chairman and CEO, said, “We’ve certainly experienced large-scale changes before and we’ve been able to recover from those previously by going out and winning new business. This is the strategy we intend to employ. We plan to aggressively compete for new business wins that will build back the contract sales business by adding resources in our business development and marketing groups. In addition, we seek acquisitions needed to grow our marketing services segments and investments in the areas of the business that we believe will create meaningful differential advantages for all of our services. We continue to believe we’re positioned to benefit from the trends that are impacting the biopharmaceutical industry and the medical device and diagnostics industry, and to benefit from the trends that we think will create an increase in the demand for outsourcing. We remain very confident in the future prospects of the company. Consequently, we intend to use our free cash flow and our balance sheet flexibility to repurchase shares.”

Conference Call Information

PDI will conduct a briefing via conference call and webcast on Tuesday, May 3, 2005 at 9:00 AM eastern time. There will not be a question and answer period during the call. The webcast of the event will be accessible through the Investor Relations section of PDI’s website, http://www.pdi-inc.com. The webcast will be archived on the website for future on-demand replay. For those without internet access, the briefing can be accessed by dialing 877-423-4030 and asking for the PDI Update Call. For those calling internationally, the briefing can be accessed by dialing 706-634-1929. A replay of the call will be accessible for two weeks by calling 800-642-1687 and entering the conference ID number 6020346.

About PDI, Inc.

PDI, Inc. (Nasdaq: PDII) is a leading provider of outsourced sales and marketing services to the biopharmaceutical and medical devices and diagnostics industries. PDI’s comprehensive set of next-generation solutions is designed to increase its clients’ strategic flexibility and enhance their efficiency and profitability. Headquartered in Saddle River, NJ, PDI also has offices in Pennsylvania and Illinois.

PDI’s sales and marketing services include dedicated, Select Access, clinical and combination sales teams; marketing research and consulting; medical education and communications; talent recruitment; and integrated commercial solutions from pre-launch through patent-expiration. The company’s experience extends across multiple therapeutic categories and includes office and hospital-based initiatives. PDI’s global presence is maintained through a strategic partnership with In2Focus, a leading U.K. provider of outsourced sales services.

PDI’s commitment is to deliver innovative solutions, excellent execution and superior results to its clients. Through strategic partnership and client-driven innovation, PDI maintains some of the longest sales and marketing relationships in the industry. Recognized as an industry pioneer, PDI continues to innovate today as a thought-starter for the outsourcing of sales and marketing services.

For more information, visit the Company’s website at

http://www.pdi-inc.com.

Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control. Some of the important factors that could cause actual results to differ materially from those indicated by the forward-looking statements are general economic conditions, changes in our operating expenses, adverse patent rulings, FDA, legal or accounting developments, competitive pressures, failure to meet performance benchmarks in significant contracts, changes in customer and market requirements and standards, the impact of any stock repurchase programs, and the risk factors detailed from time to time in PDI’s periodic filings with the Securities and Exchange Commission, including without limitation, PDI’s Annual Report on Form 10-K for the year ended December 31, 2004, and PDI’s periodic reports on Form 8-K filed with the Securities and Exchange Commission since January 1, 2005. The forward looking-statements in this press release are based upon management’s reasonable belief as of the date hereof. PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

SOURCE  PDI, Inc.
          -0-                                        05/02/2005
          /CONTACT:  Stephen P. Cotugno, Executive Vice President-Corporate
Development, PDI, Inc. +1-201-574-8617/
          /Web site:  http://www.pdi-inc.com /